UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 2, 2009

AVISTAR COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-31121	88-0463156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 1875 S. Grant Street, 10th Floor
San Mateo, California 94402
(Address of principal executive offices, including zip code)

(650) 525-3300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01	– Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 2, 2009, Avistar Communications Corporation, or Avistar, received a notice from the Nasdaq Hearings Panel indicating that it has determined to grant Avistar’s request for continued listing on The Nasdaq Stock Market, subject to certain conditions. Avistar must a maintain a the market value of listed securities above $35 million for ten consecutive trading days, or otherwise demonstrate compliance with the alternative continued listing standards during the period from April 2, 2009 and June 22, 2009, to regain compliance with Nasdaq’s continued listing standards.

If Avistar is unable to meet the continued listing standards by June 22, 2009, the Panel will issue a final delisting determination and suspend trading of the Company’s shares on the second business day after the date of the delisting determination.

As previously announced, Avistar is currently not in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) that requires a minimum market value of listed securities of $35 million, a minimum stockholders equity of $2.5 million or net income from continuing operations for the most recently completed fiscal year or two of the last three years of at least $500,000.  The minimum market value of listed securities requirement of $35 million equates to a closing bid price of $1.01 using shares outstanding as of March 31, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

By:	/s/ Elias MurrayMetzger
Elias MurrayMetzger Acting Chief Financial Officer

Date:  April 8, 2009